UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective as of October 31, 2014, Molina Healthcare, Inc. (the “Company”) entered into the First Amendment to Office Building Lease (the “Amended Lease”) with 6th & Pine Development, LLC (the “Landlord”). The Amended Lease effects certain changes with respect to the lease with the Landlord dated as of February 27, 2013 (the “Original Lease”), pursuant to which the Company leases commercial office space in two buildings in Long Beach, California, including the approximately 70,000 square feet former Press Telegram Building, and the approximately 120,000 square feet former Meeker Baker building. The term of the Original Lease with respect to the Press Telegram Building commenced on June 6, 2013, and the term of the Original Lease with respect to the Meeker Baker building commenced on July 7, 2014. The initial term of the Original Lease with respect to both buildings expires on December 31, 2024, subject to two five-year options to extend. Current annual rent for the Press Telegram building is approximately $2.0 million, and current annual rent for the Meeker Baker building is approximately $3.0 million.

The Amended Lease reduces the annual rent escalator under the Original Lease from 3.75% per year to 3.4% per year. The Amended Lease also extends the initial base term of the Original Lease by five years such that the Amended Lease will now expire on December 31, 2029, unless extended or earlier terminated. The Amended Lease also converts the Original Lease from a full service gross lease to a triple-net lease.

The foregoing description of the Amended Lease is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

The principal members of the Landlord are John C. Molina, the Chief Financial Officer and a director of the Company, and his wife.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	First Amendment to Office Building Lease, effective October 31, 2014, by and between 6th & Pine Development, LLC and Molina Healthcare, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: November 5, 2014	By: /s/ Jeff D. Barlow
Jeff D. Barlow
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Office Building Lease, effective October 31, 2014, by and between 6th & Pine Development, LLC and Molina Healthcare, Inc.